Exhibit 10.4

234 Ninth Avenue North	T 206-624-3357
Seattle, WA	F 206-624-6857
98109	www.jonessoda.com

March 10, 2008

Tom O’Neill

27 Ironwood

Mission Viejo, CA 92692

Re: Employment, Executive VP of Sales

Dear Tom:

I am pleased to offer you the position of Executive Vice President of Sales, with an effective start date of March 31, 2008. This offer is subject to a background check as per the company policy.

As a senior executive for the company, your success in the role of Executive Vice President of Sales will be based on your ability to lead, inspire and develop your Jones Soda sales team through accountability, discipline and achieving great results. You will have responsibility for all three sales groups (CSD, DSD and DTR) the operating expense budget and sales plan that coincides with each of those teams.

We will draft and agree to a set of goals together but they will include reference to the following: Quality of our people; execution of business plan initiatives; structured planning for your team; in store execution and appropriate measurements; specific volume, revenue and profit targets; achievement of customer goals; achievement of professional, world class respect from our customers, distributors and suppliers; and creating the world’s most creative, innovative performance oriented structure. The EVP of Sales position does not require you to move your family to Seattle, however it is expected that you are in Seattle a minimum of 1 week per month as it is important that we develop a cross functional, team oriented approach to our business.

Your compensation will be as follows:

Salary:	$220,000.00 per annum

Review Period:	There will be a review after the first three months of your employment with quarterly reviews thereafter.

Bonus:	Bonuses are set annually and follow the corporate bonus plan. Annual bonus for your position is set at 50% of base salary with the achievement of 100% of plan. There is an opportunity to achieve additional dollars based on incremental achievement of plan. The agreed bonus plan is subject to final approval by the compensation committee.

Your bonus will be prorated for 2008 based on hire date.

Car Allowance:	$750/month plus Gas Expense for Company Business

Cell Phone Allowance:	$150/month

Benefits:	Medical, Dental, Vision, Rx
Jones Soda Co. offers a very competitive health care plan for you and your family. You will be eligible for the plan the 1st of the month following 90 days of employment. Jones Soda will pay for your Cobra during the 90 day period leading up to your participation in the company health care plan.

401(k)	Eligible for the Company’s 401(k) plan after 90 days of employment

Vacation:	4 weeks per annum

Stock Options:	40,000 stock options or a combination of stock grants (stock grants have a different valuation as determined by GAAP and such the amounts granted are lower) to be offered by the company in 30 days from the signing of the offer letter by both parties. All options are subject to the company stock option plan as filed with the Securities and Exchange Commission. You will receive 40,000 stock options and or stock grants annually set with in 30 days of the anniversary date of your employment with the Company or in accordance with the setting of options as set by the company.

Severance:	The Company realizes there may be issues out of your control related to company ownership. If during the time period of acceptance of offer and first official day of employment the company is sold and there will be a long term change of control the company is prepared to offer you a six (6) month severance and payment of Cobra for you and your family for that period.

The Company realizes that there may be issues that are out of your control regarding the reporting structure. Therefore the company is prepared to offer a six (6) month severance. The severance requires a minimum of ninety (90) days of employment, and or a change in the current reporting structure. In addition the company is prepared to offer the following severance after 12 months of employment.

In the event of a change of control during any period of your employment:

i)12 months salary and a target bonus (paid promptly in a lump sum)
ii) Continuation of benefits for EVP and family for 12 months iii) 100% of your outstanding Stock options and Restricted stock grants will vest immediately

No severance or vesting will be provided if you are terminated for cause. Cause is defined as;

i) conviction of any felony or of a misdemeanor;

ii)Breach of Jones Soda’s Code of Ethics or Insider Trading Policy or Jones Regulation FD policies, as now in effect or as modified in the future;

iii) Attempt to obstruct or failure to cooperate with any investigation authorized by Jones Soda or any governmental or self-regulatory entity.

You will be required, as a condition of your employment with Jones Soda Co., to sign the company’s Confidentiality Agreement. By signing this letter, you represent that you are under on contractual commitments inconsistent with your obligations to Jones Soda Co. You will also be required to sign, promote and enforce our Code of Conduct.

You are expected to abide by the Jones Soda employee handbook and policies during your term of employment with Jones Soda.

I look forward to having you on board as my leader of the Sales Team and leading Jones Soda to remarkable success.

If you have any questions please give me a call at your convenience.

If you are in agreement with the above, please confirm below.

Sincerely,	Confirmed and agreed:
Jones Soda Co.
Per:
/s/ Joth Ricci	/s/ Tom O’Neill

Joth Ricci	Per:
Chief Operating Officer	Tom O’Neill

Finance Approval
CFO:	Date:
/s/ Hassan N. Natha	4/7/08